CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Endurance Series Trust. Such reference appears in the Statement of Additional Information of the Gator Focus Fund and the Gator Opportunities Fund under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania

October 29, 2013